As filed with the Securities and Exchange Commission on March 10, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	31-1598292
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

201 East Fourth Street, Cincinnati, OH 45202	45202
(Address of Principal Executive Offices)	(Zip Code)

Convergys Corporation

Salary Stock Unit Award Agreement with an Employee

Restricted Stock Unit Award Agreement with an Employee

Stand Alone Stock Option Award

(Full Title of the Plan)

Andre S. Valentine

Senior Vice President-Finance & Controller

Convergys Corporation

201 East Fourth Street, Cincinnati, OH 45202

(513) 723-7000

(Name, address and telephone number of agent for service)

with a copy to:

Karen R. Bowman

Convergys Corporation

201 East Fourth Street

Cincinnati, OH 45202

(513) 723-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, without par value, issuable upon exercise of options	300,000	$12.78(2)	$3,834,000	$273.36
Common shares, without par value	109,000	$12.78(3)	$1,393,020	$99.33

(1)	Shares of common stock of Convergys Corporation (the “Company”), without par value (the “Common Stock”), being registered hereby relate to a Salary Stock Unit Award Agreement and Restricted Stock Unit Award Agreement with, and the grant of stock options relating to shares of Common Stock to, an employee and director of the Company. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Pursuant to Rule 457(g) under the Securities Act, the registration fee is calculated on the basis of the average of the high and low prices reported in the consolidated reporting system as of March 9, 2010.
(3)	Pursuant to Rule 457(c) under the Securities Act, the registration fee is calculated on the basis of the average of the high and low prices reported in the consolidated reporting system as of March 9, 2010.

EXPLANATORY NOTE

This Registration Statement on Form S-8 covers the issuance by the Company of up to 409,000 shares of Common Stock to be issued pursuant a Salary Stock Unit Award Agreement and Restricted Stock Unit Award Agreement with, and the grant of stock options relating to shares of Common Stock to Jeffrey H. Fox.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

For purposes of this prospectus, the Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(c)	The Company’s Current Reports on Form 8-K filed on February 5, 2009, February 9, 2009, July 6, 2009, August 26, 2009, September 10, 2009, October 5, 2009, October 7, 2009, October 13, 2009, October 13, 2009, December 8, 2009, December 28, 2009, January 4, 2010, February 12, 2010 and March 9, 2010.

(d)	The description of the Company’s common shares from its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 6, 1998 and any amendment or report filed thereafter for the purposes of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to the Corporate Secretary, Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 723-7000.

Item 4.	Description of Securities.

Not Applicable.

Item	5. Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

There are no provisions in the Amended Articles of Incorporation (the “Articles”) by which an officer or director may be indemnified against any liability which he or she may incur in his or her capacity as such. However, the Company has indemnification provisions in its Amended and Restated Code of Regulations which (the “Regulations”) provide that the Company will, to the full extent permitted by Ohio law, indemnify all persons whom it may indemnify under such law.

Reference is made to Section 1701.13(E) of the Ohio Revised Code, which provides for indemnification of directors and officers in certain circumstances.

The Company provides liability insurance for its directors and officers for certain losses arising from certain claims and charges, including claims and charges under the Securities Act, which may be made against such persons while acting in their capacities as directors and officers of the Company.

The above discussion of the Articles, Regulations and Section 1701.13(E) of the Ohio Revised Code is not intended to be exhaustive and is respectively qualified in its entirety by the Articles, Regulations and such statute.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1	Amended Articles of Incorporation of the Company are hereby incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File No. 333-45404) filed on August 10, 2000.

3.2	Amended and Restated Code of Regulations of the Company are hereby incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on May 5, 2009.

4.1*	Restricted Stock Unit Award Agreement, dated February 9, 2010, by and between the Company and Jeffrey H. Fox.

4.2*	Salary Stock Unit Award Agreement, dated February 9, 2010, by and between the Company and Jeffrey H. Fox.

4.3*	Convergys Corporation Stock Option Grant Terms and Conditions, dated February 9, 2010, by and between the Company and Jeffrey H. Fox.

5.1*	Legal Opinion of Dinsmore & Shohl LLP.

23.1*	Consent of Dinsmore & Shohl LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to our Articles of Incorporation or Amended and Restated Bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 10th day of March, 2010.

CONVERGYS CORPORATION

By:	/s/ Karen R. Bowman
Name:	Karen R. Bowman
Title:	Senior Vice President and General Counsel

Signature	Title	Date
/s/ Jeffrey H. Fox
Jeffrey H. Fox	President, Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2010

/s/ Earl C. Shanks
Earl C. Shanks	Chief Financial Officer (Principal Financial Officer)	March 10, 2010

/s/ Andre S. Valentine
Andre S. Valentine	Senior Vice President — Finance and Controller (Principal Accounting Officer)	March 10, 2010

*
Zoë Baird	Director	March 10, 2010

*
John F. Barrett	Director	March 10, 2010

*
Willard W. Brittain, Jr.	Director	March 10, 2010

*
Richard R. Devenuti	Director	March 10, 2010

*
David B. Dillon	Director	March 10, 2010

*
Thomas L. Monahan III	Director	March 10, 2010

*
Ronald L. Nelson	Director	March 10, 2010

*
Philip A. Odeen	Director	March 10, 2010

*
Barry Rosenstein	Director	March 10, 2010

*
Richard F. Wallman	Director	March 10, 2010

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC herewith, by signing his name hereto, does hereby sign and deliver this Registration Statement on behalf of the persons noted above in the capacities indicated.

By:	/s/ Karen R. Bowman
Name:	Karen R. Bowman
Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended Articles of Incorporation of the Company are hereby incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File No. 333-45404) filed on August 10, 2000.

3.2	Amended and Restated Code of Regulations of the Company are hereby incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on May 5, 2009.

4.1*	Restricted Stock Unit Award Agreement, dated February 9, 2010, by and between the Company and Jeffrey H. Fox.

4.2*	Salary Stock Unit Award Agreement, dated February 9, 2010, by and between the Company and Jeffrey H. Fox.

4.3*	Convergys Corporation Stock Option Grant Terms and Conditions, dated February 9, 2010, by and between the Company and Jeffrey H. Fox.

5.1*	Legal Opinion of Dinsmore & Shohl LLP.

23.1*	Consent of Dinsmore & Shohl LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney

*	Filed herewith.